July 26, 2017 Q2 2017 Supplemental Information

Non-GAAP Disclaimer 2 The financial results disclosed in this presentation include certain measures calculated and presented in accordance with GAAP. In addition to the GAAP results included in this presentation, Knowles has presented supplemental, non-GAAP gross profit, earnings before interest and income taxes, adjusted earnings before interest and income taxes and non- GAAP diluted earnings per share to facilitate evaluation of Knowles’ operating performance. These non-GAAP financial measures exclude certain amounts that are included in the most directly comparable GAAP measure. In addition, these non-GAAP financial measures do not have standard meanings and may vary from similarly titled non-GAAP financial measures used by other companies. Knowles believes that non-GAAP measures are useful as supplements to its GAAP results of operations to evaluate certain aspects of its operations and performance, and its management team primarily focuses on non-GAAP items in evaluating Knowles’ performance for business planning purposes. Knowles believes that these measures assist it with comparing its performance between various reporting periods on a consistent basis, as these measures remove from operating results the impact of items that, in Knowles’ opinion, do not reflect its core operating performance. Knowles believes that its presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts with the same information that Knowles uses internally for purposes of assessing its core operating performance. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the reconciliation tables included in the second quarter 2017 earnings release.

Q2 ‘17 Financial Results (continuing operations) 3 Quarter over year ago period Q2FY17 Q2FY16 Revenue $190.2 million $190.3 million Gross Profit $71.7 million $72.9 million Non-GAAP Gross Profit $75.0 million $75.1 million Diluted Loss Per Share $(0.34) $(0.08) Non-GAAP Diluted Earnings Per Share $0.13 $0.13

Revenue (Cont. Ops.) 4 $190.3 $243.1 $240.6 $193.7 $190.2 $0 $50 $100 $150 $200 $250 $300 Q2FY16 Q3FY16 Q4FY16 Q1FY17 Q2FY17

Q2 ’17 Revenue by Segment Cont. Ops. (% of revenue) 5 Audio 73% Precision Devices 27%

Q3 ‘17 Projections (non-GAAP, cont. ops.)* 6 Q3FY17E Revenue $205 million - $235 million Gross Margin 38 percent – 41 percent EPS (diluted) $0.23 - $0.29 *Projections as of 7/26/17; Q3 2017 GAAP results for continuing operations are expected to include approximately $0.06 per share from a higher effective tax rate, $0.05 per share in stock-based compensation, $0.02 per share in amortization of intangibles, $0.02 per share in production transfer costs and $0.01 per share in amortization of debt discount. Expected Q3 2017 GAAP results exclude potential restructuring items.

Historical Segment Data

Audio / Precision Devices

(Cont. Ops.; in $ millions)

	Audio					Precision Devices				
	Quarter Ended					Quarter Ended				
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Revenues	$ 138.1	$ 144.2	$ 190.3	$ 193.4	$ 140.3	$ 52.1	$ 49.5	$ 50.3	$ 49.7	$ 50.0
Gross Profit	$ 54.2	$ 50.6	$ 77.8	$ 78.9	$ 56.6	$ 17.9	$ 17.4	$ 16.6	$ 17.0	$ 16.9
Stock-Based Compensation Expense	0.3	0.3	0.3	0.3	0.3	-	-	-	-	-
Fixed Asset, Inventory and Other Charges	1.4	-	-	-	0.3	-	-	-	-	-
Restructuring Charges	(0.6)	4.3	-	-	0.1	-	-	0.1	-	0.2
Production Transfers Costs	1.7	1.1	-	-	0.3	0.3	0.3	0.2	0.4	0.9
Non-GAAP Gross Profit	$ 57.0	$ 56.3	$ 78.1	$ 79.2	$ 57.6	$ 18.2	$ 17.7	$ 16.9	$ 17.4	$ 18.0
Non-GAAP Gross Profit as % of Revenues	*41.3%*	*39.0%*	*41.0%*	*41.0%*	*41.1%*	*34.9%*	*35.8%*	*33.6%*	*35.0%*	*36.0%*
Research and Development Expenses	$ 23.5	$ 23.3	$ 22.6	$ 20.7	$ 23.0	$ 3.1	$ 2.9	$ 2.6	$ 2.6	$ 2.8
Stock-Based Compensation Expense	(1.5)	(1.4)	(1.2)	(1.3)	(1.3)	-	-	-	-	-
Fixed Asset, Inventory and Other Charges	-	-	-	-	(0.1)	-	-	-	-	-
Non-GAAP Research and Development Expenses	$ 22.0	$ 21.9	$ 21.4	$ 19.4	$ 21.6	$ 3.1	$ 2.9	$ 2.6	$ 2.6	$ 2.8
Non-GAAP Research and Development Expenses as % of Revenues	*15.9%*	*15.2%*	*11.2%*	*10.0%*	*15.4%*	*6.0%*	*5.9%*	*5.2%*	*5.2%*	*5.6%*
Selling and Administrative Expenses	$ 16.4	$ 17.0	$ 16.3	$ 21.1	$ 22.7	$ 9.1	$ 8.7	$ 9.0	$ 9.1	$ 9.8
Stock-Based Compensation Expense	(1.1)	(1.0)	(1.1)	(0.5)	(1.0)	(0.2)	(0.2)	(0.2)	(0.3)	(0.1)
Intangibles Amortization Expense	(1.7)	(2.5)	(2.4)	(5.2)	(5.2)	(0.6)	(0.5)	(0.4)	(0.4)	(0.4)
Other	-	-	-	-	-	(0.1)	-	-	-	-
Non-GAAP Selling and Administrative Expenses	$ 13.6	$ 13.5	$ 12.8	$ 15.4	$ 16.5	$ 8.2	$ 8.0	$ 8.4	$ 8.4	$ 9.3
Non-GAAP Selling and Administrative Expenses as % of Revenues	*9.8%*	*9.4%*	*6.7%*	*8.0%*	*11.8%*	*15.7%*	*16.2%*	*16.7%*	*16.9%*	*18.6%*
Operating Expenses	$ 61.1	$ 40.7	$ 38.9	$ 42.7	$ 48.8	$ 12.3	$ 11.8	$ 12.5	$ 11.7	$ 13.2
Stock-Based Compensation Expense	(2.6)	(2.4)	(2.3)	(1.8)	(2.3)	(0.2)	(0.2)	(0.2)	(0.3)	(0.1)
Intangibles Amortization Expense	(1.7)	(2.5)	(2.4)	(5.2)	(5.2)	(0.6)	(0.5)	(0.4)	(0.4)	(0.4)
Fixed Asset, Inventory and Other Charges	(3.7)	-	-	-	(0.1)	-	-	-	-	-
Restructuring Charges	(1.3)	(0.4)	-	(0.9)	(3.1)	(0.1)	(0.2)	(0.9)	-	(0.6)
Impairment of Intangible Assets	(16.2)	-		-	-	-	-	-	-	-
Other	-	-	-	-	-	(0.1)	-	-	-	-
Non-GAAP Operating Expenses	$ 35.6	$ 35.4	$ 34.2	$ 34.8	$ 38.1	$ 11.3	$ 10.9	$ 11.0	$ 11.0	$ 12.1
Non-GAAP Operating Expenses as % of Revenues	*25.8%*	*24.5%*	*18.0%*	*18.0%*	*27.2%*	*21.7%*	*22.0%*	*21.9%*	*22.1%*	*24.2%*
Operating (Loss) Earnings	$ (6.9)	$ 9.9	$ 38.9	$ 36.2	$ 7.8	$ 5.6	$ 5.6	$ 4.1	$ 5.3	$ 3.7
Other Expense (Income), net	0.2	1.0	0.7	(0.3)	(0.6)	(0.3)	0.1	-	-	-
(Loss) Earnings Before Interest and Income Taxes	(7.1)	8.9	38.2	36.5	8.4	5.9	5.5	4.1	5.3	3.7
Stock-Based Compensation Expense	2.9	2.7	2.6	2.1	2.6	0.2	0.2	0.2	0.3	0.1
Intangibles Amortization Expense	1.7	2.5	2.4	5.2	5.2	0.6	0.5	0.4	0.4	0.4
Fixed Asset, Inventory and Other Charges	5.1	-	-	-	0.4	-	-	-	-	-
Restructuring Charges	0.7	4.7	-	0.9	3.2	0.1	0.2	1.0	-	0.8
Impairment of Intangible Assets	16.2	-	-	-	-	-	-	-	-	-
Production Transfers Costs	1.7	1.1	-	-	0.3	0.3	0.3	0.2	0.4	0.9
Other (gain) loss	-	-	-	-	-	0.1	-	-	-	-
Adjusted Earnings Before Interest and Income Taxes	$ 21.2	$ 19.9	$ 43.2	$ 44.7	$ 20.1	$ 7.2	$ 6.7	$ 5.9	$ 6.4	$ 5.9
Adjusted Earnings (Loss) Before Interest and Income Taxes as % of Revenues	*15.4%*	*13.8%*	*22.7%*	*23.1%*	*14.3%*	*13.8%*	*13.5%*	*11.7%*	*12.9%*	*11.8%*

knowles

7

Reconciliation of Segment EBIT to Consolidated Net Earnings Audio / Precision Devices 8 (Cont. Ops.; in $ millions) 8 June 30, 2017 March 31, 2017 December 31, 2016 September 30, 2016 June 30, 2016 Earn ngs before interest and income taxes Au io (7.1)$ 8.9$ 38.2$ 36.5$ 8.4$ Precision Devices 5.9 5.5 4.1 5.3 3.7 Total segments (1.2) 14.4 42.3 41.8 12.1 Corporate expense / other 16.7 14.1 11.6 15.3 11.7 Interest expense, net 5.1 5.2 5.3 5.6 5.8 (Loss) earnings before income taxes (23.0) (4.9) 25.4 20.9 (5.4) Provision for (benefit from) income taxes 7.3 (0.2) 7.9 - 1.4 Net (loss) income (30.3)$ (4.7)$ 17.5$ 20.9$ (6.8)$ Quarter Ended